Exhibit 10(c)




 AMENDED AND RESTATED AGREEMENT

            BETWEEN

      RICHARD D. WEINSTEIN

              AND

        KLT TELECOM INC.





 DATED AS OF SEPTEMBER 27, 2000





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                            AGREEMENT

          THIS AMENDED AND RESTATED AGREEMENT (this "Agreement") is made as of September 27, 2000, by and between Richard D. Weinstein ("Weinstein") and KLT Telecom Inc. ("KLT"). Each of Weinstein and KLT is a "Party", and collectively they are the "Parties".

                           WITNESSETH:

          WHEREAS, the Parties wish to amend and restate the Agreement between the Parties dated as of August 26, 2000 (the
"Original Agreement") in the manner set forth in this Agreement;

          WHEREAS, Weinstein (which term shall include, for this purpose, trusts for the benefit of Weinstein and his immediate family) owns 30,000,000 shares of the common stock (the "Shares") of DTI Holdings, Inc. (the "Company");

          WHEREAS, KLT owns shares of the Company which are convertible into 30,000,000 shares of common stock of the Company and which have voting rights equivalent to such common stock;

          WHEREAS, as a result of their equal voting rights and pursuant to the Shareholders' Agreement, dated as of March 12, 1997 (the "Shareholders' Agreement") entered into in connection with the investment by KLT in the Company, KLT and Weinstein have equal representation on the Board of Directors of the Company;

          WHEREAS, on account of differences in their views as to certain matters affecting the business and operations of the Company, the Parties consider it advisable, and in the best interests of the Company, that (i) the current ownership structure of the Company not continue, and (ii) the disputes between them be resolved without litigation by executing a mutual release if the transactions and matters contemplated by this Agreement are consummated, or to have resolution of such disputes deferred for six months after the Agreement is terminated in the event that the transactions contemplated by this Agreement are not consummated;

          WHEREAS, Weinstein wishes to sell and grant an option to purchase, and KLT desires to purchase and obtain an option to purchase, the Shares of the Company, and the Parties now wish to enter into this Agreement for the purpose of setting forth the terms and conditions relating to such purchase and option; and

          WHEREAS, Weinstein and KLT agree to cause the delegation of the power and authority to KLT's designees listed on Exhibit A during the Delegation Period (as defined in Section
5.1(a)) under the circumstances described in Section 5.1(a).

          NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and on the terms and conditions herein set forth, the Parties hereto agree as follows:



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     1.   EFFECTIVE DATE OF AGREEMENT AND PURCHASE OF INITIAL SHARES

          1.1 EFFECTIVE DATE. The Parties agree that, except as otherwise provided herein, this Agreement became legally binding on the Parties on September 14, 2000 (the "Effective Date").

          1.2 PURCHASE. Subject to the terms and conditions of this Agreement, Weinstein agrees to sell to KLT, and KLT agrees to purchase from Weinstein, such percentage of the Shares (together with all and any rights arising therefrom; the "Initial Shares") as would not, in the opinion of counsel to KLT, cause a Change of Control (as defined in the Indenture (as defined in Section
2.1(b)), and assuming all rights to purchase stock of the Company had been fully exercised), but in no event more than ninety percent (90%) of the Shares, and shall pay, as the aggregate purchase price of the Initial Shares, an amount equal to $109,417,747 and all of the additional consideration listed on Exhibit B (collectively, the "Initial Shares Purchase Price").

        1.3 REMAINING SHARES OPTION. If KLT shall acquire the Initial Shares by midnight on November 20, 2000, New York City time,
Weinstein shall grant to KLT an option, in the form attached as
Exhibit 1.3 (the "Remaining Shares Option"), to purchase the
Shares owned by Weinstein other than the Initial Shares (the
"Remaining Shares") for a period of five years thereafter for an aggregate exercise price in an amount equal to $12,157,528.20, plus an amount equal to the product of $12,157,528.20 times 15% per annum, commencing from the Initial Shares Closing Date, compounded semi-annually and calculated on the basis of a year of 360 days and twelve 30-day months and actual days elapsed in each month (collectively, the "Remaining Shares Exercise Price").

        1.4 ESCROW OF SHARES. The certificates evidencing the Remaining Shares shall be placed in escrow on the Initial Shares Closing
Date with a mutually acceptable escrow agent and none of such Shares shall be sold or otherwise disposed of, or transferred, except pursuant to this Agreement or the exercise of the Remaining Shares Option, or as permitted by Section 6.4, or until termination of this Agreement in accordance with its terms.

        1.5 INITIAL SHARES CLOSING DATE. The closing of the purchase and sale of the Initial Shares (the "Initial Shares Closing") will take place at the offices of KLT at 10:00 a.m., local time, on November 21, 2000 or at such other date, time and place as the Parties shall mutually agree (the "Initial Shares Closing Date").

        1.6  TRANSACTIONS ON THE INITIAL SHARES CLOSING DATE.

               (a) On the Initial Shares Closing Date, Weinstein shall deliver or cause to be delivered to KLT the following:

                    (i) the certificates evidencing the Initial Shares, duly endorsed as being sold and transferred to KLT or its designees, and all other documents necessary to effect the transfer of ownership of the Initial Shares on the books of the Company;

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                    (ii) a certificate signed by Weinstein to the effect that
             as of the Initial Shares Closing Date all the conditions under Sections 2.1. (a), (d), (e) and (f) of this Agreement have been satisfied or waived and that all representations and warranties of Weinstein in Section 3 herein are true and correct in all material respects;

                   (iii) a letter of resignation of Weinstein from all of his positions as an officer and director of the Company, effective as of the Initial Shares Closing Date;

                    (iv) a Mutual Release between the Parties, in the form
             attached hereto as Exhibit C, executed by the Parties, with only such changes from such form as shall be approved by the Parties;

                     (v) the fully executed Real Property Purchase Agreement
             in the form attached hereto as Exhibit D ("Real Property Purchase Agreement");

                    (vi) the fully executed Deed (as defined in the Real
             Property Purchase Agreement);

                   (vii) the fully executed Lease Assignment (as defined in
             the Real Property Purchase Agreement);

                  (viii) evidence satisfactory to KLT that the entire principal and interest on the existing promissory note from Weinstein to the Company is repaid in full on the Initial Shares Closing Date.

               (b) On the Initial Shares Closing Date, KLT shall deliver to Weinstein the following:

                    (i) Payment of the cash portion of the Initial Shares
             Purchase Price and the Property Purchase Price (as defined in the Real Property Purchase Agreement) by wire transfer of immediately available funds to an account to be designated by Weinstein, provided that Weinstein shall designate such account not later than the second Business Day prior to the Initial Shares Closing Date;

                   (ii) documents, in form reasonably satisfactory to Weinstein and his counsel, evidencing the consideration described on Exhibit B hereto; and

                  (iii) a copy of resolutions duly adopted by the Board of
             Directors of KLT and KCPL authorizing the execution, delivery and performance of this Agreement;

                   (iv) a certificate signed by an authorized officer of KLT
             to the effect that as of the Initial Shares Closing Date all the conditions under Section 2.2 of this Agreement have been satisfied or waived and that all

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             representations and warranties of KLT in Section 4
             herein are true and correct in all material respects;
             and

                    (v) a Mutual Release between Weinstein and KLT, in the form attached hereto as Exhibit C, executed by KLT on its own behalf and as a duly authorized representative of KCPL, with only such changes from such form as shall be approved by the Parties, accompanied by documents reasonably satisfactory to Weinstein and his counsel evidencing approval and authorization of such Mutual Release by KCPL.

     All documents for the Initial Shares Closing shall be in form and substance reasonably satisfactory to counsel for Weinstein and KLT.

     2.   CONDITIONS TO INITIAL SHARES CLOSING

          2.1 CONDITIONS PRECEDENT OF KLT. The obligations of KLT at the Initial Shares Closing shall be subject to the satisfaction, or waiver by KLT, at the Initial Shares Closing of each of the following conditions:

               (a) ACCURACY OF WEINSTEIN'S REPRESENTATIONS AND WARRANTIES AND PERFORMANCE OF COVENANTS. The representations and warranties of Weinstein contained herein, and in the documents attached hereto, shall be true and correct in all material respects on and as of the Initial Shares Closing Date, and Weinstein shall have performed and observed in all material respects all covenants, agreements and conditions contained herein, and in the documents attached hereto, to be performed or observed on or before the Initial Shares Closing Date by Weinstein.

                (b) PURCHASE OF NOTES AND WARRANTS. KLT shall have consummated the purchase, by tender offer, privately negotiated purchase(s) or open market purchase(s) or a combination of any of the foregoing, of both (i) at least ninety percent (90%) of the aggregate principal amount of the 12 1/2% Senior Discount Notes due 2008 and the 12 1/2% Series B Senior Discount Notes due 2008 (collectively the "Notes") issued pursuant to the Indenture, dated as of February 23, 1998, between the Company and The Bank of New York, as trustee (the "Indenture") and (ii) warrants (the "Warrants"), each initially entitling the holder thereof to purchase 1.552 shares of common stock of the Company (the
     "Warrant Shares") representing in the aggregate at least ninety percent (90%) of the Warrant Shares, for a cash purchase price or prices determined in the sole discretion of KLT, and, in the case of each of (i) and (ii), subject to reasonable terms and conditions customary in such transactions (the "Minimum Purchase Condition").

                (c) BANK WAIVER. KLT shall have received all waivers, in form and substance satisfactory to KLT, of covenants and other provisions in its current credit agreement with Bank One, NA, and the other lenders thereunder ("Loan Agreement") which are necessary (i) to permit KLT to carry out the transactions provided for under this Agreement, (ii) to avoid a default, breach or violation of any provision of the Loan Agreement as a result of carrying out the transactions contemplated hereby, or
     (iii) to
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     avoid causing the acceleration of any payment or other
     performance under the Loan Agreement as a result of carrying out the transactions contemplated hereby.

               (d) DELIVERY OF DOCUMENTS. Weinstein shall have delivered the certificates representing the Initial Shares, duly endorsed, and all documents required to be delivered at the Initial Shares
     Closing to KLT as set forth in Section 1.6(a).

               (e) NO THREATENED OR PENDING LITIGATION. On the Initial Shares Closing Date, no suit, action or other proceeding instituted by a third party, or any injunction or final judgment relating thereto, shall be threatened or be pending before any court or governmental or regulatory official, body or authority which would prohibit the consummation of the transactions contemplated hereby or expose KLT or KCPL to any liability in connection therewith.

               (f) NO MATERIAL ADVERSE CHANGE. No event(s) or circumstance(s) shall occur between the execution of this Agreement and the Initial Shares Closing that, individually or in the aggregate, has caused or may be reasonably expected to cause a Material
     Adverse Effect (as defined in Section 3.4), except for (i) any such effect which results from event(s) or circumstance(s) as to which KLT has actual knowledge prior to the execution of this Agreement unless the economic effect of such event(s) or circumstance(s), individually or in the aggregate, on the Company has changed materially and adversely from that contemplated by the valuation model used by KLT in determining the Initial Shares
     Purchase Price, or (ii) any such event(s) or circumstance(s) that result from any action taken by KLT's Designees (as defined in Section 5.1(a)) during the Delegation Period.

              (g) FINANCING COMMITMENTS. KLT shall have obtained the Financing Commitments (as defined in Section 5.3(b)).

          2.2 CONDITIONS PRECEDENT OF WEINSTEIN. The obligations of Weinstein at the Initial Shares Closing shall be subject to the satisfaction, or waiver by Weinstein, at the Initial Shares
Closing of each of the following conditions:

               (a) ACCURACY OF KLT'S REPRESENTATIONS AND WARRANTIES AND PERFORMANCE OF COVENANTS. The representations and warranties of KLT contained herein shall be true and correct in all material respects on and as of the Initial Shares Closing Date, and KLT shall have performed and observed in all material respects all covenants, agreements and conditions contained herein to be performed or observed on or before the Initial Shares Closing
     Date by KLT.

               (b) PAYMENT. Weinstein shall have received the cash portion of the Initial Shares Purchase Price and all other items listed in
     Section 1.6(b) required to be delivered at the Initial Shares
     Closing to Weinstein.

               (c) NO THREATENED OR PENDING LITIGATION. On the Initial Shares Closing Date, no suit, action or other proceeding instituted by a third party, or any
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     injunction or final judgment relating thereto, shall be
     threatened or be pending before any court or governmental or regulatory official, body or authority which would prohibit the consummation of the transactions contemplated hereby or expose Weinstein to any liability in connection therewith.

               (d)  FINANCING COMMITMENTS.  The condition set forth in
     Section 2.1(g) must have been satisfied within 30 days after the Effective Date.

               (e) INITIAL THRESHOLD CONDITION. KLT shall have either purchased or made binding offers to purchase (subject only to acceptance by the sellers and satisfaction of the Minimum
     Purchase Condition) (i) Notes with an aggregate principal amount equal to at least forty percent (40%) of the aggregate principal amount of all of the Notes, and (ii) Warrants representing the right to purchase at least forty percent (40%) of all of the Warrant Shares, in each case within 30 days after the Effective Date (collectively, the "Initial Threshold Condition").

     3.   REPRESENTATIONS AND WARRANTIES OF WEINSTEIN

     Weinstein represents and warrants to KLT that the following representations and warranties are true and correct as of the date hereof and will be true and correct as of the Initial Shares Closing Date. For purposes of this Section 3, the term "Company" shall mean DTI Holdings, Inc. and its wholly-owned subsidiary Digital Teleport, Inc.

          3.1 CORPORATE EXISTENCE. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri. The Company has full corporate power and authority to carry on its business as currently conducted.

          3.2 POWER AND AUTHORITY. Weinstein has the power, authority and capacity to execute and deliver this Agreement and the other documents contemplated hereby, to consummate the transactions contemplated hereby and thereby and to perform his obligations hereunder and thereunder.

          3.3 BINDING EFFECT. This Agreement constitutes, and the Remaining Shares Option will constitute (upon the granting thereof), a valid and binding obligation of Weinstein. This Agreement is, and the Remaining Shares Option will (upon the granting thereof) be, enforceable against Weinstein in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws affecting the enforceability of creditors' rights generally or general principles of equity, regardless to whether enforceability is considered in a proceeding in equity or at law.

          3.4  NO VIOLATIONS OF OBLIGATIONS.  Except as indicated on
Schedule 3.4, the delivery of this Agreement by Weinstein does not, and the delivery of the Remaining Shares Option (upon the granting thereof) will not, and the consummation by Weinstein of the agreements and transactions contemplated by this Agreement, and by the Remaining Shares Option (upon the granting thereof), will not, (a) (i) conflict with, result in a breach or violate the

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articles of incorporation or by-laws of the Company, or (ii) to the best knowledge of Weinstein after reasonable investigation ("Weinstein's Best Knowledge"), violate or be contrary to any permit, concession, grant, franchise, law, rule or regulation, or any judgment, decree or order of any governmental entity to which Weinstein or Company is a party or to which Weinstein or Company or any of the property of either of them is subject; or (b) to Weinstein's Best Knowledge, except in respect of the Notes or Warrants referred to in Section 2.1(b) above, conflict with, or result in a breach or violation of, or accelerate the performance required by, the terms of any agreement, contract, indenture or other instrument to which Weinstein or Company is a party or to which any of the property of either of them is subject, which breach or violation, individually or in the aggregate, would have a material and adverse effect on the business, condition (financial or otherwise), results of operations or prospects of the Company (a "Material Adverse Effect"), or constitute a default or loss of any right thereunder or an event which, with the lapse of time or notice or both, might result in a default or loss of any right thereunder or the creation of any lien, charge or encumbrance upon any of the material assets or properties of Weinstein or the Company.

          3.5 APPROVALS. The execution and delivery by Weinstein of this Agreement and the Remaining Shares Option (upon the granting thereof), and the consummation of the agreements and transactions contemplated hereby and thereby by Weinstein will not, to Weinstein's Best Knowledge, require any consent, approval, order or authorization of any governmental entity or regulatory authority, except for any such consent, approval, order or authorization the absence of which will not have a Material
Adverse Effect.

          3.6  THE SHARES.

               (a) Subject to the release of the existing lien on a portion of the Shares created by Weinstein in favor of the Company, Weinstein (or trusts for the benefit of Weinstein and his immediate family) has, and will transfer to KLT, good, valid and marketable title to the Initial Shares and the Remaining Shares as provided herein. Upon consummation of the transactions contemplated herein, or upon exercise of the Remaining Shares Option, KLT shall acquire the applicable Shares, free and clear of any and all liabilities, security interests, claims, liens, encumbrances, restrictions, pledges, trusts, voting trusts, shareholder agreements, equity charges, conditional sale or title retention agreements or burdens of any kind whatsoever other than those created by or through KLT.

               (b) The Shares have been duly authorized and are legally and validly issued. The Shares are fully paid and nonassessable.
     Except as provided in the Shareholders' Agreement and except for the pledge from Weinstein in favor of the Company pertaining to a portion of the Shares, there are no options, warrants, conversion privileges, preemptive rights or other rights outstanding in respect of any of the Shares.

          3.7 COMPLIANCE WITH LAWS. The Company is not in violation in any material respect of any law or any ordinance or regulation of any local or foreign governmental entity or authority.



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          3.8  TAX MATTERS.  Except as indicated on Schedule 3.8 hereto:

               (a) The Company timely has filed or caused to be timely filed with the appropriate governmental entity all material federal, state, local and foreign income, franchise, excise, payroll, sales and use, property and withholding tax returns and reports required to be filed pursuant to any applicable federal, state, local and foreign tax laws by or on behalf of the Company, including estimated tax and informational returns ("Tax
     Returns"). All Tax Returns are true, correct and complete in all material respects.

                (b) All Taxes (whether or not reflected in Tax Returns as filed) payable by the Company with respect to all periods reflected on the Tax Returns have been fully paid, and there are no grounds for the assertion or assessment of any material additional Taxes against the Company or its assets with respect to such periods.
     All accrued but unpaid Taxes are properly reflected on the books of the Company.

               (c) No Tax Returns are the subject of an audit and there are no audits of any Tax Returns in process or threatened. There is no waiver of any statute of limitations in effect with respect to any Tax Returns.

               (d) There are no tax liens, whether imposed by any federal, state, local or foreign taxing authority, outstanding against any of the assets, properties or business of the Company.

               (e) As used in this Agreement, "Taxes" means all taxes, charges, fees, levies or other like assessments, including without limitation income, gross receipts, ad valorem, value added, premium, excise, real property, personal property, windfall profit, sales, use, transfer, license, withholding, employment, payroll and franchise taxes imposed by the United States or any other nation, state or bilateral or multilateral governmental authority, any local governmental unit or subdivision thereof, or any branch, agency or judicial body thereof; and shall include any interest, fines, penalties, assessments or additions to tax resulting from, attributable to, or incurred in connection with any such Taxes or any contest or dispute thereof.

          3.9  FINANCIAL STATEMENTS.

               (a) The Company has furnished or made available to KLT the audited annual balance sheet and income statement of the Company as of June 30, 1999 and the interim unaudited quarterly income statement of the Company for each of the quarters ended September
     30, 1999, December 31, 1999, March 31, 2000 and June 30, 2000 and
     the unaudited annual balance sheet of the Company as of June 30, 2000 (together, the "Financial Statements"). The Financial Statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Company at the dates and for the periods indicated, and have been prepared in accordance with Generally Accepted Accounting
     Principles ("GAAP"), subject, as to such interim and unaudited financial statements, to normal year-end and audit adjustments and except for the absence of footnotes.

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               (b)  To Weinstein's Best Knowledge, the Company does not
     have any liabilities or obligations (whether accrued, absolute, contingent, unliquidated or otherwise), except as would not have a Material Adverse Effect, and except (i) as set forth in the Financial Statements (including notes thereto) unless any such liabilities are not required to be set forth therein in accordance with GAAP, (ii) as set forth on Schedule 3.9, or (iii) to the extent they arise in the ordinary course of the business of the Company and are not required to be set forth in a Schedule hereto, and (iv) Taxes incurred since the date of the Financial Statements.

          3.10 CONTRACTS. Weinstein has listed on Schedule 3.10 all contracts, agreements or other obligations requiring the payment by the Company of more than $1 million, except for those contracts, agreements or other obligations not so listed which would not have a Material Adverse Effect (as defined in Section 3.4).

         3.11 BROKERS AND FINDERS. Weinstein has not engaged any broker or finder in connection with this Agreement or the transactions contemplated hereby and no payment of any type is due to any broker or finder of Weinstein with respect thereto.

         3.12 PERSONAL PROPERTY AND EQUIPMENT LOCATED ON PROPERTY. The Company is, or upon delivery of the Deed, the Company or KLT will be, the sole owner, and has or will have good, valid and marketable title to all of the personal property and equipment located on the Property (as defined in the Real Property Purchase
Agreement attached hereto as Exhibit D), except as set forth on
Schedule 3.12(i) attached hereto, free and clear of any and all liabilities, security interests, claims, liens, encumbrances, restrictions, trusts, conditional sale or title retention agreements or any other agreements or burdens of any kind whatsoever other than those created by or through KLT, except as set forth on Schedule 3.12(ii) attached hereto.

         3.13 DISCLAIMER OF FURTHER WARRANTIES. WEINSTEIN MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED,
WITH RESPECT TO OR RELATING TO THE  ASSETS, LIABILITIES,
OPERATIONS OR ANY OTHER MATTER RELATING TO THE COMPANY. FURTHER, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, WEINSTEIN MAKES
NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO OR RELATING TO THE SHARES, THE COMPANY OR THE ASSETS, LIABILITIES OR OPERATIONS OF THE COMPANY.

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     4.   REPRESENTATIONS AND WARRANTIES OF KLT.

     KLT represents to Weinstein that the following representations and warranties are true and correct as of the date hereof and will be true and correct as of the Initial Shares
Closing Date.

        4.1 COMPANY EXISTENCE. KLT is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri .

        4.2 AUTHORIZATION. The execution, delivery and performance of this Agreement have been duly authorized by all appropriate company action on behalf of KLT and do not contravene KLT's charter or by-laws, or any other law or regulation applicable to this transaction or any contractual provision binding upon or affecting KLT, excepting such matters as are conditions precedent to the Initial Shares Closing set forth in Section 2.1.

        4.3 BINDING EFFECT. Upon occurrence of the Effective Date, this Agreement will constitute a valid and binding obligation of KLT.
Upon occurrence of the Effective Date, this Agreement will be enforceable against KLT in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws affecting the enforceability of creditors' rights generally or general principles of equity, regardless to whether enforceability is considered in a proceeding in equity or at law.

        4.4 APPROVALS. The execution and delivery of this Agreement by KLT and the consummation of the agreements and transactions contemplated by this Agreement by KLT will not require any consent, approval, order or authorization of any governmental entity or regulatory authority.

        4.5 INVESTMENT REPRESENTATION. KLT is acquiring the Shares for its own account, for investment and without any view to resale or distribution of the Shares or any portion thereof.

        4.6 BROKERS AND FINDERS. KLT has not engaged any broker or finder in connection with this Agreement or the transactions contemplated hereby and no payment of any type is due to any broker or finder of KLT with respect thereto.

     5.   COVENANTS

          5.1  COVENANTS OF WEINSTEIN.

               (a) GRANT AND DELEGATION OF POWER AND AUTHORITY. Weinstein agrees to cause his representatives on the board of directors of the Company to execute a Statement of Unanimous Consent in the form attached hereto as Exhibit 5.1(a) which will, subject to execution by the other members of the board of directors of the Company, duly adopt resolutions of the board of directors of the Company, immediately upon satisfaction or waiver of the conditions set forth in Sections 2.2(d) and 2.2(e), electing the designees of KLT listed on Exhibit A attached hereto (the "KLT Designees") to the positions as Executive Vice-Presidents listed on Exhibit A, for a period commencing on the

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     satisfaction or waiver of such conditions and ending at
     midnight, New York City time, on November 13, 2000 (the "Delegation Period"), which Executive Vice-Presidents shall have, subject to the limitations set forth below in this paragraph, the sole and exclusive power and authority during the Delegation Period to manage, oversee and effectuate the responsibilities and duties of the Company in connection with those matters described on attached Exhibit 5.1(a)(1), which power and authority shall supersede any express or implied power or authority inherent in the office of President or Chief Executive Officer of the Company or otherwise granted by the bylaws or any resolution previously adopted by the board of directors of the Company to the President or Chief Executive Officer of the Company; provided, however, that no major decision shall be made and no major action shall be taken by one or more of the KLT Designees unless (i) Weinstein has been informed in advance of such decision or such action and Weinstein has been given a reasonable opportunity to provide his input with respect to such decision or action, or (ii) exigent circumstances prevail that may be reasonably expected to have a Material Adverse Effect if such decision or such action is delayed to provide information to Weinstein or to seek input from Weinstein, in which event notice of such decision or action shall be provided to Weinstein as soon thereafter as is reasonably practicable. Weinstein further agrees that, between the Effective Date and the commencement of the Delegation Period, no major decision shall be made and no major action shall be taken by Weinstein in connection with the management and oversight of the Company unless (i) KLT's Designees have been informed in advance of such decision or such action and KLT's Designees have been given a reasonable opportunity to provide input with respect to such decision or action, or (ii) exigent circumstances prevail that may be reasonably expected to have a Material Adverse Effect if such decision or such action is delayed to provide information to KLT's Designees or to seek input from KLT's Designees, in which event notice of such decision or action shall be provided to KLT's Designees as soon thereafter as is reasonably practicable. Notwithstanding the delegation provided for in this paragraph, the consent of Weinstein's designees on the Board of Directors of the Company shall be required with respect to the matters contemplated by the first paragraph of Exhibit 5.1(a)(1). The KLT Designees shall tender their resignation from their respective positions as Executive Vice Presidents of the Company immediately upon the expiration of the Delegation Period, and the delegation of authority described in this section and in such Statement of Unanimous Consent shall be of no further force or effect.

               (b) ACCESS TO INFORMATION, INSPECTION RIGHTS AND DISCUSSIONS. Weinstein shall cause the Company to permit KLT after the date of execution of this Agreement and until the Initial Shares Closing
     Date to have reasonable access to and to inspect or cause to be inspected by KLT's representatives and consultants, during regular business hours and upon reasonable advance notice, the assets owned by the Company, to engage in discussions with customers and suppliers of the Company, to furnish to KLT any financial and operating data and other information that is available with respect to the business and assets of the Company, as KLT shall from time to time reasonably request solely for the purposes of (i) verifying the accuracy of the representations and warranties of Weinstein hereunder, (ii) developing a basis for a short-term and long-term business plan for the Company, (iii) effectuating the power and authority contemplated by Section 5.1(a), (iv) obtaining the Financing Commitments, and (v) purchasing or offering to purchase the Notes and the Warrants. KLT shall at all times prior to the transfer of the Shares, and in the event of termination of this Agreement, cause any information so obtained to be kept confidential and will not use or permit the use by its representatives of such documents, work papers and other materials in its business or in any other manner or for any other purpose except as contemplated hereby. KLT's obligations under this Section 5.1(b) shall survive termination or expiration of this Agreement, but shall terminate on the Initial Shares Closing Date.

          5.2 CONFIDENTIALITY AND NON-INTERFERENCE. Each of Weinstein and KLT agrees that, following the date hereof, such Party will not, directly or indirectly, (i) disclose to any third party any information concerning the Company, its securities or the matters contemplated by this Agreement, or (ii) take any action that would impede, prejudice or otherwise interfere with the ability of any of the conditions set forth in Section 2.1 of this Agreement to be satisfied within the time periods contemplated by
Section 6.12; provided, however, that the foregoing provisions of this Section shall not be deemed to restrict the ability of either Party to enforce such Party's rights under or in connection with this Agreement. Neither Party will make any public announcement or other disclosure of the matters provided for in this Agreement, except with the prior written consent of the other Party, unless such Party determines, on the basis of the advice of its counsel, that such announcement or disclosure is required by applicable law, in which event the disclosing
Party will give prior written notice to the other Party of the proposed disclosure, will consult with the other Party and take into account the other Party's reasonable requests as to the form and content of the disclosure; provided, however, that the foregoing restrictions will not limit the ability of KLT to communicate in any reasonable manner with the Noteholders, the Warrantholders, the lenders under the Loan Agreement, or the Financing Sources in order to attempt to satisfy the conditions set forth in Sections 2.1(a), 2.1(b), 2.1(c) or Section 2.1(g), to perform the investigation permitted by Section 5.1(b) or to perform any of its other obligations under this Agreement.

          5.3  COVENANTS OF KLT.

               (a) ACCESS TO INFORMATION. KLT shall give Weinstein and his representatives reasonable access during normal business hours to KLT's books and records, and KLT shall furnish to Weinstein all such contracts, documents and information as Weinstein may from time to time reasonably request, solely for the purpose of verifying KLT's compliance with its warranties, representations, covenants and undertakings under this Agreement.

               (b) FINANCING COMMITMENTS AND LIMIT ON AGGREGATE PURCHASE PRICE. KLT shall use commercially reasonable efforts to obtain, within 30 days after the Effective Date, from one or more financial institutions, KCPL, or other credible sources of financing, or a combination thereof (collectively, the "Financing Sources"), a commitment letter or letters, or a definitive agreement or agreements, subject to reasonable and customary qualifications, terms and conditions (which shall not include conditions relating to due diligence, financial review or the completion of other financing or other transactions), evidencing the availability to KLT of the necessary funds sufficient to meet KLT's financial obligations in connection with the transactions contemplated by this Agreement, including the purchase of Notes and Warrants as provided in Section 2.1(b) at an aggregate purchase price of up to $225 million (collectively, the "Financing Commitments"). KLT shall be under no obligation whatsoever to purchase any Notes or Warrants unless (i) the aggregate purchase price for both the Notes and the Warrants does not exceed $225 million, and (ii) all of the conditions set forth in Section 2.1 of the Agreement have been satisfied, or waived by KLT, at the Initial Shares Closing.

               (c) OPTION ON NOTES AND WARRANT SHARES. If KLT purchases the Notes and Warrants as contemplated by Section 2.1(b) but does not purchase the Initial Shares pursuant to this Agreement, Weinstein shall be granted an option by KLT to purchase one half of the Notes and Warrants so purchased for consideration equal to the sum of (i) one half of the aggregate purchase price of the Notes and Warrants, (ii) one half of the commitment fee(s) and interest expenses incurred in connection with the funds borrowed to purchase the Notes and Warrants, (iii) one half of the legal, accounting, advisory, printing and other out-of-pocket expenses incurred by KLT in connection with the purchase of the Notes and Warrants, and (iv) interest at the same rate incurred by KLT for the borrowed funds referenced in (ii) above on the equity capital used by KLT to purchase the Notes and Warrants and pay the expenses referenced in (iii) above. The provisions of this paragraph shall become effective on the date of this Agreement, and shall remain in effect for a period of two years following any termination or expiration of the term of this Agreement.

               (d) INDEMNIFICATION BY KLT. Subject to the limitations set forth below, KLT agrees to indemnify Weinstein for fifty percent
     (50%) of any damages suffered by the Company to the extent resulting from any action taken by KLT's Designees during the Delegation Period unless KLT's Designees acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Company. KLT also agrees to indemnify Weinstein for (i) fifty percent (50%) of any damages suffered by the Company, or (ii) any damages suffered by Weinstein, to the extent that they result from any misstatement of any material fact by KLT or its representatives relating to its offer(s) to purchase the Notes and the Warrants or any such misstatement with respect to the business or financial performance of the Company that is inconsistent, in any material respect, with the disclosure made by the Company in (x) any report or filing made by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, or (y) any press release or other public statements made by the Company of which KLT has actual knowledge. Notwithstanding the foregoing, KLT shall have no liability to Weinstein under this paragraph unless and until the aggregate amount of the damages in question exceed $50,000, at which time
     KLT shall be liable for the full amount of damages as provided above in this paragraph, including the first $50,000.

          5.4 OTHER CLAIMS. During the time period between the Effective Date and the later of six months after the Effective Date or, if applicable, after the date of termination of this Agreement,
(i) neither Party will institute any legal proceedings or take other formal actions to assert or pursue any claim against the other Party relating, directly or indirectly, to the Parties' ownership interests in the Company or relating to the management of the business of the Company which is based on the occurrence or continuation of any events or circumstances which have occurred prior to the Effective Date, and (ii) the Parties' designees on the Board of Directors of the Company shall be required to exercise joint decision making authority with respect to each contractual commitment in excess of $1 million and each matter requiring a capital expenditure in excess of $1 million.

     6.   MISCELLANEOUS

          6.1 FURTHER ASSURANCES. Each of the Parties to this Agreement shall, with reasonable diligence, do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated hereby, and each Party shall provide such further documents or instruments required by the other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement.

         6.2 SURVIVAL OF CERTAIN REPRESENTATIONS. The representations and warranties made herein by (i) Weinstein in Sections 3.1
(first sentence only), 3.2, 3.3 (first sentence only), 3.4, 3.5,
3.6 and 3.11, and (ii) by KLT in Sections 4.1, 4.2, 4.3 (first sentence only), 4.4 and 4.6, shall survive (x) for a period of one year following the Initial Shares Closing Date in respect of Sections 3.6, 3.11, and 4.6, (y) for a period of six months following the Initial Shares Closing Date in respect of Sections
3.1, 3.2, 3.3, 3.4, 3.5, 4.1, 4.2, 4.3 and 4.4, and (z) all other representations and warranties shall expire on the Initial Shares
Closing Date, except that there shall be no time limit on the survival of the representations and warranties contained in
Section 3.12 of this Agreement, the Deed, the Lease Assignment,
Exhibit B or Appendix I to Exhibit B.

         6.3 NOTICES. All notice to any Party hereunder shall be in writing (including facsimile communication) and shall be given to such Party at the following address and facsimile number:

               If to Weinstein:

               prior to the Initial Shares Closing Date:

               Richard D. Weinstein
               c/o DTI Holdings, Inc.
               8112 Maryland Avenue, Suite 400
               St. Louis, MO 63105

               after the Initial Shares Closing Date:

               Richard D. Weinstein
               14222 Kinderhook Drive
               Chesterfield, MO 63017
               (314) 253-6610
               (314) 880-1545 (Fax)

               If to KLT:

               KLT Telecom Inc.
               10740 Nall, Suite 230
               Overland Park KS  66211
               Attn:  President
               (913) 967-4302
               (913) 967-4340  (Fax)

or in any of the foregoing cases at such other address as such Party may hereafter specify for such purpose by notice to the other Party. All such notices and communications shall be deemed to have been received (a) in case of facsimile transmissions, when delivered with electronic confirmation of receipt, and (b) in the case of personal or air courier delivery, on the date of such receipt.

          6.4 ASSIGNMENTS. Without the prior written consent of the other Party, no Party may assign or transfer its rights or obligations hereunder, except that Weinstein may, prior to the Initial Shares
Closing Date, transfer the Shares or a portion of the Shares to one or more trusts for the benefit of Weinstein and his immediate family, as long as (i) such transfer is subject to the obligation of Weinstein to transfer the Shares as provided herein or in the Remaining Shares Option, as the case may be, (ii) each such trust agrees to be bound by all of the provisions of this Agreement to the same extent as if it were a party hereto, and (iii) the nature of such trust and any actions in connection with its formation would not preclude recovery hereunder against such trust or the assets held in such trusts. Subject to the foregoing, this Agreement and various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the Parties and their respective successors and assigns.

          6.5 ENTIRE AGREEMENT; SEVERABILITY. Except as otherwise contemplated herein, this Agreement (including the Schedules and Exhibits hereto) constitutes the entire agreement among the Parties and supersedes all prior agreements and understandings, both written and oral, among the Parties, with respect to the subject matter hereof, including, without limitation, the Original Agreement. This Agreement is not intended to confer upon any other persons any rights or remedies hereunder. In the event that any court shall determine that any provision, or any portion thereof, contained in this Agreement shall be void or unenforceable in any respect, then such provision shall be deemed limited to the extent that such tribunal determines, it is enforceable, and as so limited this Agreement shall remain in full force and effect. In the event that such tribunal shall determine any such provision, or parts thereof, to be wholly invalid, illegal or unenforceable, then the remaining provisions of this Agreement shall nevertheless remain in full force and effect.

          6.6 AMENDMENTS AND MODIFICATIONS. This Agreement may only be amended or modified in writing, signed by each of the Parties hereto.

          6.7 EXPENSES. Each of the Parties shall bear their own costs and expense incurred in connection with the preparation, negotiation, execution and delivery of this Agreement including, but not limited to, attorneys' fees.

         6.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri, without regard to the conflict of law principles thereof.

         6.9 JURISDICTION; VENUE; SERVICE. Any action or proceeding, seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any Party in any court of competent jurisdiction located in St. Louis
County, Missouri, and each of the Parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Each Party agrees that service of process may be made upon it wherever it can be located or by courier delivery or by mail, with receipt of delivery requested, directed to its address for notices under the Agreement. This provision is permissive, not mandatory, and each Party reserves the right to bring any action, proceeding, or other matter arising directly or indirectly hereunder against the other Party wherever such Party might be found or might otherwise be subject to jurisdiction.

         6.10 WAIVER OF CONSEQUENTIAL DAMAGES. To the fullest extent allowed by law, no Party shall be liable to any other party for any indirect or consequential damages arising in any way from its performance under this Agreement.

         6.11 COUNTERPARTS. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

         6.12 TERMINATION. This Agreement may be terminated without further liability or obligation, except for those liabilities and obligations which expressly survive such termination, as follows:

               (a) by Weinstein if a material breach of any representation, warranty or covenant in this Agreement has been committed by KLT and such breach has not been waived by Weinstein;

                (b) by KLT if a material breach of any representation, warranty or covenant in this Agreement has been committed by Weinstein and such breach has not been waived by KLT;

                (c)  by mutual consent of the Parties;

                (d) by Weinstein if the condition set forth in Section 2.1(g) or Section 2.2(e) is not satisfied within 30 days after the Effective Date;

                (e)  by Weinstein or KLT if the condition set forth in
     Section 2.1(b) has not been satisfied by midnight, New York City time, on November 20, 2000;

                (f) by any Party if the Initial Shares Closing has not occurred (other than through the failure of the Party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before December 1, 2000, or such other later date as the Parties may agree upon.

          6.13 TERMINATION OF SHAREHOLDERS AGREEMENT. As of the Initial Shares Closing Date, the Shareholders' Agreement shall terminate and be of no further effect.

          IN WITNESS THEREOF, the Parties have executed this Agreement as of the date first above written.

                        Richard D. Weinstein

                        /s/Richard D. Weinstein



                        KLT TELECOM INC.

                        By:     /s/R. G. Wasson
                        Name:      R.G. Wasson
                        Title:     President